                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13G

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d - 2(b)



                          BANGOR HYDRO ELECTRIC COMPANY
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    060077104
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                        Milton Arbitrage Partners, L.L.C.
                                 56 Mason Street
                          Greenwich, Connecticut 06830

                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                              - with copies to -

                         Michael G. Tannenbaum, Esq.
                Tannenbaum Helpern Syracuse & Hirschtritt LLP
                        900 Third Avenue - 13th Floor
                           New York, New York 10022
                                (212) 508-6700

                               October 10, 2001
-------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           |_|  Rule 13d-1-(b)
           |X|  Rule 13d-1-(c)
           |_|  Rule 13d-1-(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


                                Page 1 of 6 Pages

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

CUSIP No. 060077104                           13G              Page 2 of 6 Pages
------------------------------------------------------------------------------------------
1.  Names of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only)

MILTON ARBITRAGE PARTNERS, L.L.C. - 061519218
------------------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)      |_|
     (b)      |_|

3.  SEC Use Only
                  ------------------------------------------------------------------------

4.  Citizenship or Place of Organization:  DELAWARE
                                           -----------------------------------------------

      Number of Shares       5.  Sole Voting Power              375,100 SHARES
      Beneficially                                       ---------------------------------
      Owned by               6.  Shared Voting Power            0
      Each                                               ---------------------------------
      Reporting              7.  Sole Dispositive Power         375,100 SHARES
      Person                                             ---------------------------------
      With                   8.  Shared Dispositive Power            0
                                                         ---------------------------------

9.Aggregate Amount Beneficially Owned by Each Reporting Person 375,100 SHARES
                                                               ------------------

10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                               -----------------------------------------------------------

11.Percent of Class Represented by Amount in Row 9   5.09% OF COMMON STOCK
                                                     ----------------------------

12.Type of Reporting Person (See Instructions)  OO
                                               -------------------------------------------




                              Page 2 of 6 Pages

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CUSIP No. 060077104
          ---------

ITEM 1(A)  NAME OF ISSUER:
---------
Bangor Hydro Electric Company (the "Issuer")

ITEM 1(B)  ADDRESS OF ISSUER:
---------
33 State Street
P.O. Box 932
Bangor, ME 04401

ITEM 2(A)  NAME OF PERSON FILING:
---------
Milton Arbitrage Partners, L.L.C. ("Milton")

ITEM 2(B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
---------

The address of the reporting person is:

56 Mason Street
Greenwich, Connecticut 06830

ITEM 2(C)  CITIZENSHIP:
---------
Delaware, USA

ITEM 2(D)  TITLE OF CLASS OF SECURITIES:
---------
Common Stock

ITEM 2(E)  CUSIP NUMBER:
---------
060077104

ITEM 3     IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B)
------ OR 13D-2(C) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, CHECK WHETHER THE FILING PERSON IS A:

                              Page 3 of 6 Pages

CUSIP No. 060077104
          ---------

a.       |_|        Broker or dealer registered under Section 15 of the Act,
b.       |_|        Bank as defined in Section 3(a)(6) of the Act,
c.       |_|        Insurance Company as defined in Section 3(a)(19) of the Act,
d.       |_|        Investment Company registered under Section 8 of the
                    Investment Company Act,
e.       |_|        Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)
                    (E),
f.       |_|        Employee Benefit Plan, or Endowment Fund in accordance with
                    Rule 13d-1(b)(1)(ii)(F),
g.       |_|        Parent Holding  Company or Control Person, in accordance
                    with  Rule 13d-1(b)(ii)(G);  (Note: see Item 7)
h.       |_|        A savings association as defined in Section 3(b) of the
                    Federal  Deposit  Insurance  Act (12 U.S.C. 1813);
i.       |_|        A church plan that is excluded from the definition of an
                    investment  company  under section 3(c)(14) of the
                    Investment Company Act of 1940;
j.       |_|        Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4   OWNERSHIP:
------
           (A) AMOUNT BENEFICIALLY OWNED: As of October 10, 2001, 375,100 shares of the Issuer were beneficially owned by Milton on behalf of a number of investment vehicles and managed accounts advised by Milton. Accordingly, Milton may have attributed to it, for purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, the beneficial ownership of the aggregate amount of 375,100 shares of the Issuer.

           (B) PERCENTAGE OF CLASS: 5.09% (calculated based on 7,363,424 shares outstanding as of June 30, 2001, as reported in the latest Form 10-Q of the Issuer).

           (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (I)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                        375,100 Shares

               (II)     SHARED POWER TO VOTE OR DIRECT THE VOTE:

                             0

                              Page 4 of 6 Pages

CUSIP No. 060077104
          ---------

                  (III)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                         375,100 Shares

                  (IV)   SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF:

                         0

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
------            PERSON:

                  Not applicable.

ITEM 7            IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
------            ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
------

                  Not applicable

ITEM 9            NOTICE OF DISSOLUTION OF GROUP:
------

                  Not applicable

ITEM 10           CERTIFICATION:
-------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                              Page 5 of 6 Pages

CUSIP No. 060077104
          ---------
                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




OCTOBER 12, 2001
----------------
DATE


/S/ JAMES E. BUCK, II
--------------------------------
SIGNATURE


JAMES E. BUCK, II, MANAGING MEMBER
----------------------------------
NAME/TITLE


                              Page 6 of 6 Pages